Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 6th day of September, 2004, by and between NTL Incorporated, a Delaware corporation (the “Company”), and Jacques Kerrest (the “Executive”).

WHEREAS, the Company wishes to employ the Executive as Chief Financial Officer of the Company, effective not later than September 20th, 2004 (the “Effective Date”);

WHEREAS the parties intend that (i) the Executive will reside in the United Kingdom and perform duties on behalf of the consolidated enterprise as its Chief Financial Officer while present in the United Kingdom, particularly with regard to the UK business, and (ii) he will travel to the United States where he will perform duties on behalf of the Company as its Chief Financial Officer, in each case upon the terms and conditions of this Agreement; and

WHEREAS, the Executive wishes to accept such employment and to render services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Effectiveness.  This Agreement shall become effective as of the Effective Date.

2.                                      Employment Term.

(a)                                  The term of the Executive’s employment pursuant to this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall end on December 31, 2006, unless the Employment Term terminates earlier pursuant to Section 7 of this Agreement. The Employment Term may be extended by mutual agreement of the Company and the Executive.

(b)                                  Title; Duties. During the Employment Term, the Executive shall serve the Company as its Chief Financial Officer and, in such capacity, shall perform such duties, services and responsibilities as are commensurate with such position. In his capacity as, Chief Financial Officer, the Executive shall report to the Chief Executive Officer of the Company. During the Employment Term, the Executive shall be based in the United Kingdom but shall undertake such overseas travel as is necessary for the proper performance of his duties hereunder. During the Employment Term, the Executive shall devote substantially all of his work time to the performance of the Executive’s duties hereunder and will not, without the prior written approval of the Chief Executive Officer of the Company, engage in any other business activity which interferes in any material respect with the performance of the Executive’s duties hereunder or which is in violation of written policies established from time to time by the Company.

3.                                      Monetary Remuneration.

(a)                                  Base Salary. During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations hereunder to the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the “Company Affiliated Group”) in any capacity (including any services as an officer, director, employee, member of any Board committee or management committee or otherwise), the Company shall cause to be paid to the Executive an annual salary of £300,000 (the “Base Salary”), which shall accrue on a daily basis. The Base Salary shall be payable in accordance with normal payroll practices in effect from time to time for senior management generally: provided that the Executive may designate at one time each year a percentage of cash compensation, not yet paid, to be paid in U.S. Dollars, with the exchange rate set on the date that such designation is made by reference to the noon buying rate as quoted by the Federal Reserve Bank of New York. The Executive shall receive no additional compensation for services that he provides to the Company Affiliated Group other than as set forth herein.

(b)                                  Annual Bonus. During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a bonus in the sole discretion of the Board of (at target) 75%, but subject to a maximum of 150%, of Base Salary (prorated for any partial fiscal year) (the “Annual Bonus”) For Fiscal year 2004 the Annual Bonus entitlement will be on a pro rata basis from the Effective Date to 31 December 2004. In addition, the

Company shall cause the Executive to participate in the NTL Group Long Term Incentive Plan.

(c)                                  Expatriate Package. During the Employment Term and for any period during which the Executive is required by the Company to live in the United Kingdom, the Executive and his family shall have the right to receive the benefits of the Company’s standard expatriate benefits package (as applied to comparable United States expatriate employees of the Company), but in any event such benefits will be consistent with the terms set forth in Appendix A hereto. Tax equalization shall be consistent with existing Company Tax Equalization Policy, attached as Appendix B hereto, and incorporated by reference.

4.                                      Equity-Based Compensation.

During the Employment Term, the Executive shall be eligible to receive options to purchase common stock of the Company in addition to the options described in Appendix C at such exercise prices, schedules as to exercisabillty and other terms and conditions as determined in the sole discretion of the Board or its Compensation Committee under the Amended and Restated NTL 2004 Stock Incentive Plan or successor plan.

5.                                      Benefits.

(a)                                  During the Employment Term, the Executive shall be entitled to participate in all of the employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company Affiliate Group to, or for the benefit of, its executive officers in accordance with the terms thereof as they may be in effect from time to time, in so far as such benefits are capable of being provided in the United Kingdom.

(b)                                  Reimbursement of Expenses. During the Employment Term, the Company shall cause the Executive to be reimbursed for all reasonable business expenses incurred by the Executive in carrying out the Executive’s duties, services and responsibilities under this Agreement. So long as the Executive complies with the general procedures of the Company Affiliated Group for submission of expense reports, receipts or similar documentation of such expenses applicable to senior management generally.

6.                                      Vacations.   For each whole and partial calendar year during the Employment Term, the Executive shall be entitled in addition to public and Statutory holidays to 25 days of paid vacation (prorated for any partial calendar year, except that for calendar year 2004, the vacation entitlement shall be 8 days), to be credited and taken in accordance with the Company’s policy as in effect from time to time for its similarly situated executives.

7.                                      Termination; Severance.

(a)                                  Termination of Employment. The Company may terminate the employment of the Executive in a Termination Without Cause upon

30 days’ written notice to the Executive. The Company may (at its discretion) at any time following the giving of such notice (but not exceeding the length of the notice given) cease to provide work for the Executive in which event during such notice period the other provisions of this Agreement shall continue to have full force and effect but the Executive shall not be entitled to access to any premises of the Company or any member of the Company Affiliated Group. In addition, the employment of the Executive shall automatically terminate as of the date on which the Executive dies or is Disabled. For the purposes of this Agreement, the Executive shall be “Disabled” as of any date if, as of such date, the Executive has been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable. Upon termination of the Executive’s employment during the Employment Term because the Executive dies or is Disabled, the Company shall cause the Executive (or the Executive’s estate, if applicable) to be provided with death or disability benefits (as applicable) pursuant to the plans, programs, policies and arrangements of the Company Affiliated Group as are then in effect with respect to executive officers. In addition, upon any termination of the Executive’s employment during the Employment Term, the Company shall cause the Executive to be paid any earned but unpaid portion of the Base Salary and Annual Cash Bonus. Immediately following termination of the

Executive’s employment for any reason, the Employment Term shall terminate.

(b)                                  Termination Without Cause; Constructive Termination Without Cause. Upon a Termination Without Cause or a Constructive Termination Without Cause, the Company shall, as soon as practicable following the Executive’s execution and delivery to the Company of the general release of claims set forth in Section 7(f) and, following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the product of the Base Salary times 3.

(c)                                  Termination upon Non-Renewal of the Employment Term. Unless the parties hereto agree otherwise, the Employment Term and the Executive’s employment with the Company shall end on December 31, 2006. In connection with such termination of employment, the Company shall, as soon as practicable following the Executive’s execution and delivery to the Company of the general release set forth in Section 7(f) and following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to one-half of the Base Salary. In the event that the Executive has not obtained subsequent employment (as a common-law employee, as an independent contractor or in any other capacity) by the end of the six-month period following the date of termination pursuant to this Section 7(c), then, during each of the six calendar months after such six-month period, the Company shall cause the Executive to be paid additional severance pay equal to one-twelfth of the

Base Salary; provided, that the right to additional severance pay pursuant to this sentence shall terminate as to any unpaid portion of such severance pay when the Executive first obtains any such subsequent employment. In addition, in connection with a termination of employment pursuant to this Section 7(c), the Company shall cause the Executive to be paid a full annual bonus for the Company’s 2006 fiscal year, determined based on actual satisfaction of any applicable performance goals during such fiscal year, with such bonus to be paid promptly after the determination of the amount thereof and without application of any mandatory deferral provisions or continued employment requirements.

(d)                                  Termination for Cause Upon a termination of the Executive’s employment during the Employment Term by the Company for Cause, or upon termination by the Executive with 30 days’ written notice given to the Company (other than a Constructive Termination Without Cause), the Executive shall be entitled to earned but unpaid Base Salary and benefits through the date of termination, and the Executive shall not be entitled to any other payments or benefits, in the nature of severance or termination.

Definitions

For purposes of this Agreement:

(i)                                     A “Constructive Termination Without Cause” means a termination of the Executive’s employment during the Employment Term by the

Executive following the occurrence of any of the following events without the Executive’s prior consent: (A) failure by the Company to continue the Executive as the Chief Financial Officer (excluding a promotion); (B) any material diminution in the Executive’s working conditions or authority, responsibilities or authorities; (C) assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his position as set forth herein; (D) any materially adverse change in the reporting structure applicable to the Executive (but not including a change in the person filling the position to which the Executive reports); (E) the failure of the Company to maintain commercially reasonable directors’ and officers’ liability insurance; or (F) a Change in Control occurs and the Executive is terminated in a Termination Without Cause during the period commencing on the date of the Change in Control and ending on the first anniversary thereof. For purposes of this Agreement, a “Change in Control” is defined in Appendix D attached hereto, and incorporated by reference. The Executive shall give the Company 10 days’ notice of the Executive’s intention to terminate the Executive’s employment and claim that a Constructive Termination Without Cause (as defined in (A), (B), (C), (D), (E) or (F) above) has occurred, and such notice shall describe the facts and circumstances in support of such claim in reasonable detail. The Company shall have 10 days thereafter to cure such facts and circumstances if possible.

(ii)                                  A “Termination Without Cause” means a termination

of the Executive’s employment during the Employment Term by the Company other than for Cause.

(iii) “Cause” means (x) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or to any crime involving fraud, embezzlement or breach of trust; (y) the willful or continued failure of the Executive to perform the Executive’s duties hereunder (other than as a result of physical or mental illness); or (z) in carrying out the Executive’s duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and each member of the Company Affiliated Group. The Company shall give the Executive 10 days’ notice of the Company’s intention to terminate the Executive’s employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim. The Executive shall have 10 days thereafter to cure such facts and circumstances if possible. If the Board reasonably concludes that the Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until the Executive has received a hearing before the Board (if promptly requested by the Executive) and a majority of the Board within 10 days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of the Executive therefore;

(e)                                  Release; Full Satisfaction.  Notwithstanding any other

provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Executive and the Company execute the general release of claims in form attached as Appendix E, including where relevant a release of any statutory claims, and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights, rights to benefits, and any accrued rights under this Agreement. The payments to be provided to the Executive pursuant to this Section 7 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any severance or termination plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group.

(f)                                    Resignation. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions with any member of the Company Affiliated Group, as applicable.

(g)                                 Cooperation Following Termination. Following Termination of the Executive’s employment for any reason, the Executive agrees to reasonably cooperate with the Company upon the reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to any member of the Company Affiliated

Group. The Company shall cause the Executive to be reimbursed for, or, at the Executive’s request, cause the Executive to be advanced, expenses reasonably incurred in connection with such matters.

8.                                      Executive’s Representation. The Executive represents to the Company that the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, without limitation, any prior employer.

9.                                      Executive’s Covenants.

(a)                                  Confidentiality. The Executive agrees and understands that The Executive has been, and in the Executive’s position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including, without limitation, technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets. The Executive will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Executive’s breach of the Executive’s obligations hereunder and (ii) the Executive may (x) disclose such information to the extent he determines that so doing is reasonable or appropriate in the performance of the Executive’s duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process. Upon termination of the Executive’s employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive’s services to the Company Affiliated Group during or prior to the Employment Term.

(b)                                  Non-Competition and Non-Solicitation. During the period commencing upon the Effective Date and ending on the 18-month anniversary of the termination of the Executive’s employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive’s services to the Company Affiliated Group), directly or indirectly;

(i)                                     perform services for, or otherwise have any involvement with, any business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by owning or operating (x) broadband communications networks for telephone, cable television or internet services or (y) transmission networks for television and radio broadcasting, in each case principally in the United Kingdom or Ireland (the “Core Business”); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies;

(ii)                                  hire any individual who is, or within the 12 months prior to the Executive’s termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £65,000 per year and with whom the Executive had direct contact (other than on a de minimis basis); or

(iii)                               solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive’s employment and with whom the Executive had contact;

(c)                                  Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

(d)                                  Acknowledgment. The Executive expressly recognizes and agrees that the restraints imposed by this Section 9 are reasonable as to time and geographic scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 9 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company Affiliated Group, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 9 will cause irreparable harm to the Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company Affiliated Group that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Executive of an ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow the Executive to obtain employment without violating these covenants and agreements. The Executive further expressly acknowledges that the Executive has received an opportunity to consult independent counsel before executing this Agreement.

10.                               Indemnification.

(a)                                  To the extent permitted by applicable law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, without limitation, attorneys’ fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive by reason of the Executive’s service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated

Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s acts of misappropriation of funds or actual fraud). In the event the Company does not compromise or assume the defense of any indemnifiable identifiable claim or action against the Executive, the Company shall promptly cause the Executive to be paid to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company’s Certificate of Incorporation or By-laws or otherwise.

(b)                                  Directors’ and Officers’ Insurance. The

Company shall use its best efforts to maintain commercially reasonable directors’ and officers’ liability insurance during the Employment Term which will cover the Executive.

1.1.                            Miscellaneous.

(a)                                  Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto at any tune of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

(b)                                  Notices. All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by express next-day delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

If to the Company:	NTL House, Bartley Wood Business Park,
Hook, Hampshire RG27 9UP
Attention: Carolyn Walker, Group HR Director
Fax: +44 1256 752 454

If to the Executive:	Jacques Kerrest
7436 Old Maple Square
McLean, Virginia 22102
Fax: 1 703 749 0277

Notices that are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

(c)                                  Binding Effect Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

(d)                                  Entire Agreement. This Agreement constitutes the complete understanding between the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and any member of the Company Affiliated Group. Without limiting the generality of this Section 12(d), effective as of the Effective Date, this Agreement supersedes any existing employment, retention, severance and change-incontrol agreements or similar arrangements or understandings (collectively, the “Prior Agreements”) between the Executive and the Company and any member of the Company Affiliated Group, and any and all claims under or in respect of the Prior Agreements that the Executive may have or assert on or following the Effective Date shall be governed by and completely satisfied and discharged in accordance with the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e)                                  Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

(f)                                    Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the internal laws of England and Wales, without reference to the principles of conflict of laws. Both parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

(d)                                  Modifications. Neither this Agreement nor any Provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

(e)                                  Number and Headings. Whenever any words used

herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(f)                                    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

NTL INCORPORATED

/s/ Simon Duffy
By: Simon Duffy
Title: Chief Executive Officer

/s/ Jacques Kerrest
Jacques Kerrest

Appendix A

DRAFT   NTL: ASSIGNMENT COMPENSATION SUMMARY SHEET

(i) Personal / Assignment Information

Assignee Name:		Jacques Kerrest
Home Country:	United States of America	Host Country:	United Kingdom
Length of Assignment:		To 31st December 2006
Annual Leave Entitlement:		5 weeks
Accompanied Assignment:		Partner:	☒	(tick if accompanying)
		Dependant(s):	n/a	(total accompanying assignee)
Assignment Remuneration Details
Assignment Base Salary (Gross):		£300,000
Tax Equalized:		Yes
Home for Tax Equalisation Purposes:		As per NTL policy

	Tick if Applies	Maximum Spend (£)
Ernst & Young LIP Tax Services	☒	As Agreed with Ernst & Young
Pre-Assignment Visit - Hotel Accommodation	☒	As per NTL policy
Pre-Assignment Visit - Daily Per Diem	☒	As per NTL policy
Relocation Allowance	☒	£5,000
Temporary Accommodation	☒	As per NTL policy
Housing	☒	£1,850 per week
Furniture Hire	☒	As per NTL policy
Company Car Cash Allowance	☒	£10,620 per annum
Home Leave	☒	As per NTL policy

Other Details

Pension	As per NTL policy (Company payment to US NTL Inc. 401(k) plan of 2/3rds of Executive’s actual contribution to a maximum of 6% of base salary).

Social Security	Home

Healthcare	Cigna International Plan for self, spouse and daughter Juliana

Disability Insurance	UNUM Group Plan (for self)

Vision Plan	As per NTL policy

NOTE: THIS DOCUMENT ONLY PROVIDES A SUMMARY, REFERENCE MUST BE
MADE TO THE NTL EXPATRIATE POLICY AND THE NTL TAX EQUALISATION POLICY
FOR CONDITIONS ATTACHING TO ALL ITEMS DESCRIBED ABOVE

Appendix B

NTL INCORPORATED

US TAX & SOCIAL SECURITY EQUALISATION POLICY

Effective 1st January 2004

A.        Objective

A US tax & social security equalisation policy has been established for employees on assignment from the USA, as an employee’s actual tax liability will be different from what it would have been had the employee not left the USA.  This policy only applies to employees who are entitled to tax equalisation under the terms of their Contract of Employment and/or Terms of Assignment Letter/Assignment Compensation Summary Sheet.

Throughout this policy the masculine gender has been used for simplification and is to be read in the feminine gender whenever appropriate.

The objective of this policy is to ensure that the employee pays approximately no more or no less tax/social security on income and benefits than he would have paid had that employee remained living and working in the USA.

By equalising income tax/social security costs for its employees, NTL Inc. intends that each employee shall fully comply with the tax filing and payment requirements imposed by the fiscal authorities in the host country and the USA. Assistance will be provided to the employee by Ernst & Young LLP in order to meet their Tax Return filing requirements. (Also refer to Section 3.5 of the “Expatriate Policy”)

NTL Inc. reserves the right to amend this Tax Equalisation Policy as necessary.

B.         Reporting Obligations

NTL Inc. requires that all employees be familiar and comply fully with all applicable national and local laws. In connection with tax/social security matters, the following guidelines ensure that NTL Inc. and its employees will meet those requirements.

•                               NTL Inc. regards timely compliance with worldwide income tax/social security requirements as a mandatory obligation of each employee.

•                               An employee must conduct himself at all times so as to avoid charges of fiscal evasion or abuse, or of violation of local law, which could jeopardise in any way his standing personally or as a representative of NTL Inc.

•                               An employee is expected to exercise care and attention in minimising his liability for worldwide income taxes/social security contributions in accordance with appropriate principles of fiscal planning. An employee must co-operate with NTL Inc. to ensure that his home and host country Tax Returns are filed in such a manner as to produce the lowest possible tax permitted by law.

Each employee is required to report taxable income and pay income taxes to the taxing authorities which have jurisdiction during the period of his assignment. The income tax/social security contributions to be paid by each employee will be governed by the fiscal laws and regulations under which the authorities operate.

Failure to Comply:

Upon notification by Ernst & Young LLP to NTL Inc. of an employee’s failure to comply with all the above requirements, the employee will be given by written notice one month to comply.

If after that time the employee continues to be non compliant a penalty hypothetical tax rate of 50% will be imposed on all income specified under Section D(1) below.

If after three months from the date of the above written notice the employee is still non-compliant, entitlement to tax equalisation will cease immediately together with eligibility for assistance under Section C below and Section 2.2 of the “Expatriate Policy”.  This will result in the employee being personally responsible for payment of all tax and social security liabilities on worldwide income, as well as the preparation and filing of all Tax Returns.

C.                           Tax Return Preparation Assistance

It is the responsibility of each employee to ensure that the proper Tax Returns are filed when due. NTL Inc. has engaged Ernst & Young LLP to assist employees in meeting this obligation. The fee for such services will be borne directly by NTL Inc.

Tax Returns prepared by Ernst & Young LLP will be kept confidential by them. However, in completing annual tax equalisation reconciliation calculations, limited essential information will be extracted from the actual home/host country Tax Returns to facilitate operation of this Tax Equalisation Policy.

D.            Implementation of Tax Equalisation

NTL Inc. will continue to withhold actual US Social Security contributions from the compensation relating to the assignment period, subject to any statutory limits and the terms of this Tax Equalisation Policy

Under this Tax Equalisation Policy, each employee will have a total income tax and social security liability approximating to his liability had he not been assigned outside the USA.  This position is achieved by calculating a preliminary hypothetical tax/social security liability and reducing the employee’s compensation by that amount.

In order to ensure that the preliminary hypothetical tax retained during a year is as near as possible to an employee’s final hypothetical tax obligation to NTL Inc., an estimate of the employee’s personal income and allowable itemised deductions will need to be provided to Ernst & Young LLP at the commencement of the assignment and in January of each subsequent year of assignment.

Having reduced compensation by a retained hypothetical US income tax, NTL Inc. will assume responsibility for paying the employee’s actual worldwide income tax and social security liabilities, if any.

After the close of the year, and after an employee’s US Federal (and State, if required) Tax Return has been filed, Ernst & Young LLP will prepare a year-end reconciliation. The “preliminary hypothetical US tax” will be adjusted, to reflect actual income and deductions in place of estimated amounts used at the beginning of the year. This reconciliation will be the basis of a final settlement between NTL Inc. and the employee of that year’s income tax reimbursement.

1.                Hypothetical US tax (retained from pay)

Hypothetical tax represents an estimate of the employee’s US Federal and State tax obligations on his projected taxable income. The Federal hypothetical tax will be calculated using actual filing status, current dependency exemptions and tax rates for the taxable year.

NTL Inc. policy is to calculate hypothetical State tax based upon a fixed rate of 6% of hypothetical “adjusted gross income”.  The fixed State tax rate will be reviewed every three years but there will be no mid assignment rate changes.

In summary, income to be included in the hypothetical tax calculations is as follows:-

•                                base salary (net after deduction of employee 401k contributions and employee pre-tax medical contributions)

•                                bonus

•                                all income from stock based incentives

•                                group term life

•                                personal passive (investment) income

(See section 2(a) below for further definitions)

If married, passive income of the employee’s spouse will also be included. Subject to the specific exception below, spousal salary and/or other earned income from employment performed outside the USA, however, is specifically excluded from the hypothetical calculation. Rationale: A spouse is eligible to make an election under the IRS Code Sec.911 for a foreign earned income exclusion in their own right. This, plus credit for foreign taxes paid on foreign source wages, should result in no incremental US tax being due on such income. The spouse remains personally liable for all foreign income tax and social security contributions due.

In arriving at hypothetical taxable income, deductions will be available for:

•                               actual amounts claimed on Federal Tax Return to arrive at “adjusted gross income”.

•                               actual itemised deductions per Federal Tax Return, excluding any itemised deductions funded by NTL.

•                               actual mortgage interest and real estate taxes paid per Federal Income Tax Return Schedule A, form 1040 as filed with the IRS.

•                               a deduction will be given for hypothetical State taxes payable to NTL.

The hypothetical US income tax retained from pay may be changed by NTL Inc. during the course of a year whenever there is a change in:

•                      the employee’s compensation; or

•                      401(k) contribution; or

•                      other NTL Inc. income/related deductions; or

•                      a change in filing status or number of dependants.

Also, upon prompt notification to Ernst & Young LLP and verification of US itemised deductions and deductible losses and adjustments such as US rental losses, etc. NTL Inc. may reduce the retained hypothetical tax to give the employee the appropriate reduction in retained hypothetical tax. Conversely, NTL Inc. may increase the retained hypothetical tax in order to collect the additional hypothetical US income tax on net personal income such as dividends, interest, capital gains etc.

The hypothetical US income tax retained from pay is not a withholding tax and should not be confused with the amount of US income tax withholding to which the employee may have been subject prior to their assignment. The two amounts are calculated in different ways and will often be different in amount. The hypothetical US income tax is simply a negative item in the employee’s compensation package which, because it approximates to his tax obligation for the year on NTL Inc. income, provides the employee with approximately the same net level of spendable income as if they had remained in the home location.

Spousal Income - Exception

In the event that both spouses are employed by NTL Inc. and on foreign assignment, the hypothetical tax liability will be based on the inclusion of all income (as above) and calculated on the basis of the married filing joint tax rates. The hypothetical taxes payable by each spouse will be in proportion to their respective gross income (as defined above), but net of 401k contributions and/or other NTL Inc. income/related deductions.

2.                Final Hypothetical US Tax (for tax reimbursement purposes)

As stated above, after the close of the year, the “preliminary hypothetical US tax” will be adjusted to a “final hypothetical US tax” based on actual amounts. This hypothetical US tax then becomes the “final” tax burden which an employee must bear for the year.

Because the USA taxes its citizens and green-card holders on worldwide income, the final hypothetical US tax will be based not only on NTL Inc. base salary and bonus, etc as defined in Section 1 above, but also on the employee’s taxable net personal income or loss, adjustments to income, and in most circumstances on his actual itemised deductions as well. In the absence of a reduction in the preliminary hypothetical US tax as discussed above, the NTL Inc. employee with losses, alimony or itemised deductions will likely receive a cash reimbursement from NTL Inc. after the end of the year. On the other hand, an NTL Inc. employee with net personal income will be obliged to make a cash payment to NTL Inc. after the end of the year equal to the additional hypothetical tax on such income. Such employees are thereby on notice that they must have sufficient cash to pay this hypothetical tax on personal income, or make arrangements for NTL Inc. to retain it through payroll. Any additional hypothetical tax due to NTL/from NTL must be settled by either the employee or NTL as appropriate within 30 days of receipt of the finalised tax equalisation settlement from Ernst & Young LLP.

The final hypothetical US tax will be based on the following items:

(a)  NTL Inc. Income

•                                Base salary, less 401(k) contributions and any other pre-tax employee contributions. (For this purpose, in the case of an employee who works a part-year on assignment for NTL Inc. and who works a part-year for NTL Inc. in the US base salary will be the sum of the two part-year base salaries).

•                                Cash bonuses and any other cash incentive compensation.

•                                Income from all NTL Inc. stock based incentives, including, but not limited to, non-qualifying stock options (NQSO) and Incentive Stock Options (ISO)

•                                Imputed income from group term life insurance and any other employee benefit considered taxable in the US which the employee would have received independent of his assignment.

•                                Assignment related allowances and reimbursements including the one month relocation allowance (See Expatriate Policy) are excluded from all calculations of hypothetical tax to ensure that NTL Inc. bears the full cost of any tax imposed on these items.

(b)  Net Personal Income

“Net personal income” is the positive amount, which results from subtracting “personal losses” from “personal income”. NTL Inc. reserves the right to “cap” the amount of net personal income which it will tax equalise under this policy, and also to limit its reimbursement of host country taxes thereon when such taxes could have been avoided by following the tax advice of Ernst & Young LLP.

“Personal income” encompasses income earned or received from sources other than NTL Inc. It includes, but is not limited to, amounts from the following sources which are taxable on an employee’s actual US Tax Return:

•                               Dividends.

•                               Interest.

•                               State income tax refunds.

•                               Net capital gain, including the taxable gain from the sale of an employee’s US principal residence and gain from the sale of any residence owned by the employee in the country of assignment or any other country outside the USA

•                               Net rental income (but excluding NTL Inc. funded expenses).

•                               Net partnership income.

(See “The Expatriate Policy” Sections 3.10 & 5.2 for general rules for house sales)

“Personal Income” also includes:

•                               Any salaries or compensation received by the employee prior to, or subsequent to, the International Assignment, while self-employed or employed by a corporation unrelated to NTL Inc..

•                               Any salaries, compensation or self-employment income received by the employee’s spouse prior to, or subsequent to, the International Assignment.

During the period of the employee’s assignment, to the extent that an employee’s spouse has a job in the host country, or is self-employed there, the spouse will be fully responsible for any income and social taxes imposed on the spouse’s income. In this circumstance, the year-end US tax equalisation calculation will not reflect a final hypothetical US income tax on such income; and in calculating the actual US income tax if any, attributable to the spouse’s income, the spouse will receive the full benefit of the spouse’s “earned income exclusion” and the appropriate “foreign tax credit” available under US tax law.

“Personal losses” encompass losses funded exclusively by the employee. This category includes, but is not limited to:

•                                Net capital loss deductible on the actual US income Tax Return.

•                                Net rental loss deductible on the actual US income Tax Return (but excluding any NTL Inc. funded expenses).

•                                Net partnership loss deductible on the actual US income Tax Return.

(c)  Net Personal Loss

“Net Personal Loss is the negative amount which results from subtracting “personal losses” from “personal income”.

(d)  Deductions

The following deductions which are not funded by NTL Inc. will be allowed in arriving at an employee’s hypothetical taxable income for purposes of computing his final hypothetical US income tax:

•                  Adjustments to gross income claimed on the employee’s actual US income Tax Return for the taxable year, such as alimony and deductible IRA contributions; plus

•                  the amount of actual itemised deductions deductible on an employee’s US income Tax Return for the taxable year plus the amount of the final hypothetical State income tax for the year.

An employee’s actual itemised deductions will be reduced by those expenses which were reimbursed (directly or in the form of an allowance) by NTL Inc.

The phase out of itemised deductions for high income tax payers will be recalculated based upon the hypothetical stay at home income included in the final annual tax equalisation settlement

(e)  Tax Rates & Filing Status

In computing the final hypothetical US income tax, the tax rates and filing status to be used are those used on the actual US Federal  income Tax Return and the fixed State tax rate (See Section 1 above) for the year.

3.                Reimbursement of Actual Worldwide Income Taxes & Social Security

Having reduced an employee’s compensation by a retained hypothetical US income tax which is later adjusted to a final hypothetical US tax, NTL Inc. will reimburse the actual amount of worldwide income taxes paid by an employee as well as local social taxes paid, if any.

Whenever an employee must pay a local income or social tax, NTL Inc. will at that time pay the amount of such tax to or on behalf of the employee. This includes local income and social taxes in the form of:-

•                               Withholding taxes which NTL Inc. is required to pay over to the assignment country government.

•                               Estimated tax filings made during the year.

•                               Payment of the balance due with the assignment country income Tax Return or upon final assessment for the tax year.

In all cases, the employee’s cash flow will not be reduced by tax payments to the assignment country government.

Verification of the actual amount of local taxes paid by each employee will be provided by Ernst & Young LLP, which will communicate the amount thereof to NTL Inc.. An amount equal to any local tax refunds must be paid or turned over to NTL Inc. by the employee, since NTL Inc. (and not the employee) will have funded all local taxes.

4.                Year-End US Tax Equalisation

After an employee’s US Tax Return has been filed, Ernst & Young LLP will prepare a tax reconciliation calculation.

NTL Inc. will provide to Ernst & Young LLP the salary and other information (retained hypothetical tax, etc.) necessary to complete this form. Ernst & Young LLP will send the year-end US Tax reconciliation to NTL Inc. and the employee. Both parties will review and approve the calculations provided by Ernst & Young LLP.

The year-end US Tax reconciliation will reconcile the preliminary hypothetical US income tax with the final hypothetical US income tax for the year. It will also disclose the actual US income tax for the year (if any) which, under this policy, is fully reimbursable by NTL Inc.. The reconciliation will then indicate the net reimbursement owed to/by the employee, and NTL Inc. Reimbursement will be made promptly, within 30 days of Ernst & Young LLP issuing the calculation.

NTL Inc. will reimburse the employee for all interest and penalties relating to NTL Inc. income except when the assessment of the interest and penalties results from the negligence or fault of the employee; e.g., a delay in submitting data booklets or tax questionnaires to Ernst & Young LLP which in turn prevents the timely filing of a return. (Also see Section B above)

NTL Inc. will also reimburse interest imposed on any balance due resulting from an extended due date for filing US Tax Returns granted to US taxpayers residing overseas.

5.                Credits Allowed against US tax for Host Country Taxes Paid

Any tax credits for host country taxes (referred to as “foreign tax credits”) paid or reimbursed by NTL Inc. which reduce an employee’s US income tax liability prior to, during or subsequent to his assignment, will be for the benefit of NTL Inc..  This repayment is to be made within 14 days of receipt from the IRS.

It also includes tax credits (reimbursed by NTL Inc.) which are carried back or carried forward, regardless of whether the income in the carryback or carry forward year is related to the International Assignment.  In such instances, an employee must pay the amount of his tax refund received from the Internal Revenue Service, plus interest, to NTL Inc..  This payment is to be made within 14 days of receipt of the refund.

6.                Net Operating Losses

Any net operating losses resulting from exclusions available to US citizens working abroad will be considered to be for the benefit of NTL Inc., because the tax benefit of these personal losses will have been fully realised by the employee in the hypothetical tax calculation.  This includes a net operating loss which is carried back or carried forward regardless of whether the income in the carryback or carry forward year is related to the International Assignment.  In such instances, an employee must pay the amount of his tax refund received from the Internal Revenue Service and applicable State tax authority, plus interest, to NTL Inc..  This payment is to be made within 14 days of receipt of the refund.

7.                Subsequent Adjustments

Assignment country government or US Internal Revenue Service or State government examinations of employee Tax Returns are not uncommon.  When they occur, the year-end US or local tax equalisation for that year will be recomputed, if necessary, with adjustments made as appropriate.

NTL will pay or reimburse reasonable fees, subject to prior approval, incurred by Ernst & Young LLP for dealing with US IRS or foreign tax notices, audits and examinations.

8.                “Tax on Tax”

Whenever NTL Inc. reimburses local or US income taxes (either currently, or in the following year), such reimbursements themselves constitute taxable income for US income tax purposes and, generally, for assignment country tax purposes as well.  Under this Tax Equalisation Policy any “final” tax paid with respect to income tax reimbursements will be fully reimbursed by NTL Inc. and grossed up as appropriate.

For repatriated employees receiving tax reimbursements during the year subsequent to termination of their International Assignment, the payment may be grossed up to include any final tax due on the reimbursement in order to keep the employee whole.

9.                Short-term loans/advances

Even though compensation is reduced by the US hypothetical tax, it may be necessary for NTL Inc. to withhold actual US or local taxes as applicable, and to remit these taxes to the proper US and local taxing authorities.  In order to ease the employee’s cash flow burden, the employee in such cases will receive a loan or tax advance equal to the host and/or US taxes withheld, with the approval of NTL Inc.  The total loan or tax advanced will be settled in the following year at the time the Year-End US Tax Equalisation or local tax reconciliation is prepared.]

10.              Annual settlement with employee

When the Year-End US Tax Equalisation calculations result in a balance due to the employee, the amount will first be applied against any outstanding loans or tax advances for the same year.  The remainder will be paid by NTL Inc. to the employee.

If loans for a particular year exceed the amount of the tax equalisation balance due, the employee must repay such excess loans to NTL Inc. within 14 days of receiving the applicable refund of taxes from the US or host country taxing authorities.  NTL Inc. reserves the right to recapture all unpaid tax loans by reducing the employee’s base salary.

11.              Treatment of new, returning, terminated and retired employees

For an employee who is hired, transferred, terminated or who returns home during the year, the Year-End US Tax Equalisation will be adjusted in order to compare:

•                               Hypothetical US income tax retained from compensation (described above) during the portion of the year spent on International Assignment,

•                               Final hypothetical US income tax (described above) on the entire year’s income, and

•                               Actual US income tax liability on Form 1040 for the entire year.

Where the employee was employed by an employer other than NTL Inc. or any affiliate during the year, compensation from the employee’s previous or subsequent employer will be treated as personal income and will therefore be subject to US hypothetical tax and will be fully tax equalised.

Where the employee spent part of the year (either pre-assignment or post assignment) in the US he will be fully responsible for applicable State income taxes assessed during such part-year periods, except to the extent that such State income taxes are increased by a NTL Inc. allowance on which NTL Inc. assumes responsibility for paying actual taxes.

12.              Treatment of employees who are married to participants in tax equalisation policies of other employers

For an employee whose spouse is employed in the host country by entities other than NTL Inc. and is covered by a tax equalisation policy of another employer, the manner in which the final hypothetical tax and reimbursable US and local taxes are calculated will be determined on a case-by-case basis.  This approach will ensure that an NTL Inc. employee receives the protection to which he is entitled under the NTL Inc. US Tax & Social Security Equalisation Policy by eliminating any distorted results which could occur if the standard calculations were performed.

Appendix C

NTL Incorporated Equity-Based Compensation

Options to purchase common stock of NTL Incorporated

The Executive will be granted 200,000 options at an exercise price equal to the fair market value on the Effective Date.

Vesting period = five years

The options granted will vest 20% on each anniversary of the Effective Date.

Other terms: The options will be subject to the Company’s standard form of stock option agreement.

Appendix D

A “Change in Control” shall be deemed to occur if the event set forth in any one of the following paragraphs shall have occurred:

(i)                                     Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of Paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Board of Directors of the Company (“Board”), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directory or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Appendix D:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such terms shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

Appendix E

RELEASE AGREEMENT

In consideration of the severance payments and benefits provided for or referred to in the Employment Agreement, dated as of August 14, 2004, to which the undersigned is a party (the “Benefits”), and the release from the undersigned set forth herein, NTL Incorporated (the “Company”) and the undersigned agree to the terms of this Release Agreement.

1.               The undersigned acknowledges and agrees that the Company is under no obligation to offer the undersigned the Benefits, unless the undersigned consents to the terms of this Release Agreement. The undersigned further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the undersigned has entered into this agreement freely and voluntarily.

2.               The undersigned voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releases”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the undersigned or his executors, administrators, successors or assigns ever had, now has or hereafter can, shall or may have against Releases by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the undersigned. The release being provided by the undersigned in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the undersigned’s employment relationship with the Company, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local law or judicial decision (U.S. and non-U.S.).

3.               The undersigned acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Release based on any event arising out of the matters released in paragraph 2.

4.               Nothing herein shall be deemed to release (i) any of the undersigned’s rights to the Benefits, (ii) any of the benefits that the undersigned has accrued prior to the date this Release Agreement is executed by the undersigned under the Company’s employee benefit plans and arrangements, or any agreement in effect with respect to the employment of the undersigned or (iii) any claim for indemnification as provided under Section 10 of the Employment Agreement.

5.               In consideration of the undersigned’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the undersigned from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against the undersigned for any illegal conduct or conduct constituting gross negligence or willful misconduct in connection with his employment with the Company.

6.               The undersigned acknowledges that the Company has advised him to consult with an attorney of his choice prior to signing this Release Agreement.  The undersigned represents that, to the extent he desires, he has had the opportunity to review this Release Agreement with an attorney of his choice.

7.               The undersigned acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least twenty-one days, although he may sign it sooner should he desire. The undersigned further shall have seven additional days from the date of signing this Release Agreement to revoke his consent hereto by notifying, in writing, the Secretary of the Company. This Release Agreement will not become effective until seven days after the date on which the undersigned has signed it without revocation.

Jacques Kerrest

NTL Incorporated

By:

Title: